EXHIBIT 99.1

Inuvo Posts 25% Growth in the Second Quarter 2025

Management to host conference call at 4:15 PM ET, Thursday, August 7, 2025

LITTLE ROCK, AR, August 7, 2025 – Inuvo, Inc. (NYSE American: INUV), a leading provider of artificial intelligence AdTech solutions, today announced its financial results for the second quarter and six-month period ended June 30, 2025.

Second Quarter 2025 Highlights Compared to Second Quarter 2024:

•	Net revenue increased 25% to $22.7 million from $18.2 million
•	Gross profit increased 12% to $17.1 million
•	Adjusted EBITDA improved 14% to a loss of $0.6 million from a loss of $0.7 million
•	Net loss narrowed to $1.5 from $1.7 million and $0.10 from $0.12 per share

Six-Month 2025 Highlights Compared to Six-Month 2024:

•	Net revenue increased 40% to $49.4 million from $35.2 million
•	Gross profit increased 26% to $38.2 million from $30.2 million
•	Adjusted EBITDA improved 59% to a loss of $0.7 million from a loss of $1.7 million
•	Net loss narrowed to $2.8 million from $3.9 million and $0.19 from $0.28 per share

Richard Howe, CEO of Inuvo, commented, “We're pleased to report another quarter of strong double-digit revenue growth. Our growth rate for the first half of 2025 was 40%, contributing to a five-year sustained growth rate of 24% through Q2 2025. This quarter showcases the resilience and adaptability of our business. Although and as guided, sequential year-over-year growth declined from 57% to 24% due to seasonality, we continue to build on our multi-year trajectory of robust annual growth and operational improvements.”

Financial Results for the Second Quarter Ended June 30, 2025

Net revenue for the second quarter of 2025 totaled $22.7 million, a 25% increase compared to $18.2 million in the same period last year. Revenue from our two largest Platform clients and s from our two largest Agencies & Brands clients grew year-over-year. Cost of revenue was $5.6 million, up from $2.9 million in the second quarter of 2024, related to higher Platform revenue.

Gross profit increased 12% to $17.1 million, representing a gross margin of 75.4%, compared to $15.3 million and a gross margin of 84.0% in the second quarter of 2024. The lower gross margin year-over-year was primarily due to a change in product mix.

Operating expenses were $19.1 million compared to $17.0 million in the prior-year period. Operating expenses are composed of marketing costs, compensation and general & administrative expenses. For the three-month period ended June 30, 2025, all three categories of operating expense increased year-over-year.

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Marketing costs were $14.1 million, up from $12.4 million in the second quarter of 2024, reflecting the higher expenses associated with Platform revenue growth. Compensation expenses were up due primarily to higher incentive accrual. General and administrative expenses were $260 thousand higher year-over-year primarily due to a reduction of the allowance for expected credit losses last year.

Finance expenses, net of interest income, were $18 thousand compared to $42 thousand in the same quarter last year.

Other income was approximately $560 thousand for the three months ended June 30, 2025. In June 2025, the Company received a second payment from the IRS totaling $606 thousand in connection with an employee retention credit filed in 2023. Of the total payment, $525 thousand was recognized in other Income.

Net loss for the quarter was $1.5 million, or $0.10 per basic and diluted share, compared to a net loss of $1.7 million, or $0.12 per share, in the second quarter of 2024.

Non-cash expenses including depreciation, amortization and stock-based compensation totaled $854 thousand in the second quarter.

Adjusted EBITDA improved to a loss of $0.6 million from a loss of $0.7 million in the year-ago period. (See reconciliation table below.)

Liquidity and Capital Resources

As of June 30, 2025, Inuvo had $2.1 million in cash and cash equivalents, an unused working capital facility of $10.0 million and no debt.

The Company continues to actively manage liquidity while investing in strategic growth initiatives.

Conference Call Details:

Date: Thursday, August 7, 2025

Time: 4:15 p.m. Eastern Time

Toll-free Dial-in Number: 1-800-717-1738

International Dial-in Number: 1- 646-307-1865

Conference ID: 1148531

Webcast Link: HERE

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A telephone replay will be available through Thursday, August 21, 2025. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, please enter the code 1148531 followed by the # sign. You will then be prompted for your name, company, and phone number. Playback will then automatically begin.

About Inuvo

Inuvo®, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey® AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning to the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Inuvo’s quarter-end financial close process and preparation of financial statements for the quarter that are subject to risks and uncertainties that could cause results to be materially different than expectations. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed on February 27, 2025, and our other filings with the SEC.  Additionally, forward looking statements are subject to certain risks, trends, and uncertainties including the continued impact of Covid-19 on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. The information which appears on our websites and our social media platforms is not part of this press release.

Investor Contact:

Wallace Ruiz

Chief Financial Officer

Tel (501) 205-8397

wallace.ruiz@inuvo.com

(Tables follow)

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INUVO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2025	2024	2025	2024
Net revenue	$22,671,333	$18,209,005	$49,379,365	$35,232,782
Cost of revenue	5,576,545	2,906,188	11,197,486	5,005,230
Gross profit	17,094,788	15,302,817	38,181,879	30,227,552
Operating expenses:
Marketing costs	14,138,328	12,431,580	31,651,322	25,534,224
Compensation	3,201,006	3,031,231	6,800,327	6,256,090
General and administrative	1,799,011	1,539,393	3,543,574	2,227,903
Total operating expenses	19,138,345	17,002,204	41,995,223	34,018,217
Operating loss	(2,043,557)	(1,699,387)	(3,813,344)	(3,790,665)
Finance expense, net	17,697	42,451	45,626	62,831
Other income	559,991	-	1,100,562	-
Income tax expense	-	5,353	2,676	5,353
Net loss	($1,501,263)	($1,747,191)	($2,761,084)	($3,858,849)

Net loss per share, basic and diluted
Net loss income	($0.10)	($0.12)	($0.19)	($0.28)
Weighted average shares outstanding
Basic	14,450,640	14,011,853	14,361,782	13,945,396
Diluted	14,450,640	14,011,853	14,361,782	13,945,396

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INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30	December 31
	2025	2024
Assets

Cash and cash equivalent	$2,135,188	$2,459,245
Accounts receivable, net	9,737,823	12,545,771
Prepaid expenses and other current assets	670,852	639,805
Total current assets	12,543,863	15,644,821

Property and equipment, net	1,755,495	1,792,903

Goodwill	9,853,342	9,853,342
Intangible assets, net of accumulated amortization	3,660,124	3,894,875
Other assets	876,224	1,009,990

Total assets	$28,689,048	$32,195,931

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$8,804,533	$8,422,351
Accrued expenses and other current liabilities	7,110,754	9,463,537
Total current liabilities	15,915,287	17,885,888

Long-term liabilities	694,122	835,271

Total stockholders' equity	12,079,639	13,474,772
Total liabilities and stockholders' equity	$28,689,048	$32,195,931

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RECONCILIATION OF LOSS FROM NET LOSS TO ADJUSTED EBITDA (unaudited)

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2025	2024	2025	2024
Net loss	$(1,501,263)	$(1,747,191)	$(2,761,084)	$(3,858,849)
Interest Expense	17,697	42,451	45,626	62,831
Income tax Expense	-	5,353	2,676	5,353
Depreciation and amortization	562,558	712,916	1,130,600	1,386,119
EBITDA	(921,008)	(986,471)	(1,582,182)	(2,404,546)
Stock-based compensation	291,789	318,681	596,073	714,993
Non recurring items:
Employee Benefit	-	-	335,000	-
Adjusted EBITDA	$(629,219)	$(667,790)	$(651,109)	$(1,689,553)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as Net loss plus (i) interest expense, (ii) depreciation, and (iii) amortization. We further define Adjusted EBITDA as EBITDA plus (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

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